Exhibit 99.1

Safehold Announces Pricing of $300 Million of Senior Unsecured Notes Due 2034

February 29, 2024

NEW YORK, Feb. 29, 2024 /PRNewswire/ --

Safehold Inc. (the "Company" or "Safehold") (NYSE: SAFE) today announced that its operating company, Safehold GL Holdings LLC (the "operating company"), has priced a public offering of $300 million aggregate principal amount of 6.100% senior notes due 2034 (the "Notes"). The Notes will mature on April 1, 2034. The offering is expected to settle on March 4, 2024, subject to the satisfaction of customary closing conditions. The Notes will be fully and unconditionally guaranteed by the Company. The public offering price of the Notes was 98.957% of the principal amount for an effective semi-annual yield to maturity of 6.240%.

The Company has recently terminated hedges and realized a cash settlement gain of approximately $21 million. Giving effect to this gain, the Company expects to recognize an effective semi-annual yield to maturity of approximately 5.32%.

The operating company intends to use the net proceeds from the offering to repay borrowings under its 2021 unsecured revolving credit facility and for general corporate purposes, which may include making additional investments in ground leases, providing for working capital and funding obligations under existing ground lease commitments.

J.P. Morgan Securities LLC, BofA Securities, Goldman Sachs & Co. LLC and Truist Securities, Inc. acted as joint book-running managers and representatives of the underwriters for the offering. Mizuho Securities USA LLC, Barclays Capital Inc., SMBC Nikko Securities America, Inc., Morgan Stanley & Co. LLC, and RBC Capital Markets, LLC are also acting as joint book-running managers for the offering.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by the Company and the operating company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectus for this offering can be obtained, when available, from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at (212) 834-4533; or BofA Securities, Inc., 201 North Tryon Street, NC1-022-02-25, Charlotte NC 28255-0001, Attn: Prospectus Department or by email dg.prospectus_requests@bofa.com, telephone (1-800-294-1322); or Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; or Truist Securities, Inc., Attention: Prospectus Department, 303 Peachtree Street, Atlanta, GA 30308, telephone: 800-685-4786, or e-mail: TSIdocs@Truist.com.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "seek," "approximately," "pro forma," "contemplate," "aim," "continue," or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For example, the fact that the offering described above has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and the closing may be delayed or may not occur at all. For a further discussion of the factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements). The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

About Safehold:

Safehold Inc. (NYSE: SAFE) is a publicly traded REIT that acquires, manages and capitalizes ground leases and seeks to deliver safe, growing income and long-term capital appreciation to its stockholders.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@safeholdinc.com

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SOURCE Safehold